                                                                   EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

AGREEMENT, by and between Polaroid Corporation, a Delaware corporation, with headquarters located at 784 Memorial Drive, Cambridge, Massachusetts, together with its successors and assigns permitted under this Agreement (the "Company"), and William L. Flaherty residing at 11 Coburn Road, Weston, Massachusetts (the "Executive") effective this 6th day of June 2001.

                              W I T N E S S E T H:
                               -------------------

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:


1.       DEFINITIONS.

         (a) "ANNUAL BONUS" shall mean a bonus amount payable under the Company's executive annual bonus plan (currently the Polaroid Incentive Plan for Executives).

         (b) "BASE SALARY" shall mean the annual rate of base salary as provided for in Section 3 below, as increased by the Board from time to time.

         (c)      "BOARD" shall mean the Board of Directors of the Company.

         (d)      "CAUSE" means either of the following:

                  (i) Executive's willful malfeasance having a material adverse effect on the Company; or,

                  (ii)     Breach of a material policy of the Company; or

                  (iii)    Executive's conviction of a felony;

                  provided, that any action or refusal by Executive shall not constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of the Company, or if Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws of the Company, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

         (e)      "CODE" means the Internal Revenue Code of 1986, as amended.

         (f) "CONSTRUCTIVE TERMINATION" shall occur when the Executive voluntarily terminates his employment with the Company or retires after the occurrence of one or more of the following events without the Executive's consent:

                  (i) a reduction in Base Salary or the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan, or the Executive's participation or membership in the same, without an economically equivalent replacement unless benefit or compensation adjustments apply to all executives receiving such benefit;

                  (ii) the reassignment of Executive without Executive's consent to a location more than fifty (50) miles from the Executive's regular workplace or the provision of significantly less favorable working conditions;

                  (iii) the reduction in the Executive's job title or level as an Executive Vice President; or

                  (iv)     a significant diminution in duties or
                           responsibilities or the reassignment of Executive to duties which represent a position of lesser responsibility.

         (g) "DISABILITY" shall mean the Executive's disability within the meaning of the Polaroid Long Term Disability Plan.

         (h) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as in effect on the date in question.

         (i) "SEVERANCE PERIOD" shall mean the period of twenty-four (24) months following such termination.

         (j) "STOCK" shall mean the outstanding shares of Common Stock of the Company and any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

         (k) "SUBSIDIARY" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the Voting Stock.

         (l) "SUPPLEMENTAL PLANS" shall mean any and all Company non-qualified benefit plans including, but not limited to, any supplemental retirement plan.

         (m) "TERMINATION DATE" shall mean the date of the Executive's termination of employment from the Company.

2. DUTIES AND RESPONSIBILITIES. The Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from:

         (a) serving, subject to approval of the Board, on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations;

         (b)      engaging in charitable activities and community affairs; and,

         (c) managing his personal investments and affairs, provided that such activities do not interfere with the proper performance of his duties and responsibilities in the Company.

3. BASE SALARY. The Executive shall be paid an annualized Base Salary of $390,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed periodically by the Board.

4. HIRING BONUS. The Executive shall receive a hiring bonus of $100,000 as soon as practical following the later of the Executive starting his employment with the Company or the execution of this Agreement.

5. ANNUAL BONUS. The Executive shall participate in the Company's annual bonus plan using the targets and performance factors set forth in the Company's annual bonus plan, with an annual target award opportunity of at least fifty-five percent (55%) of Base Salary. For the year 2001, the Executive shall be guaranteed a minimum bonus of $100,000 payable in 2002 at such time as the payments of annual bonuses shall normally be made to other executives.

6. EMPLOYEE BENEFIT PROGRAMS. During the Term of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company's senior level executives, as such plans or programs may be in effect from time to time, including, without limitation, long term incentive plan(s), pension, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall replace the Executive's participation in The Polaroid Extended Severance Plan.

7.       RETIREMENT PLANS.

         (a) The Executive is eligible to make 401(k) and voluntary after-tax contributions through the Company's current Polaroid Retirement Savings Plan, subject to change by the Company. Any portion of Executive's contribution that cannot be made into the Retirement Savings Plan due to the IRS limits shall be contributed into the Polaroid Elective Deferred Compensation Plan, a supplemental executive retirement plan.

         (b) The Executive is eligible to participate in the Polaroid Pension Plan, which is subject to change by the Company. The Executive's pension benefits shall provide an opening account balance of $250,000 and shall include a retirement crediting rate equal to two (2) years of credited benefit accrual for each year of credited benefit accrual earned for a period of up to seven (7) years from the Executive's original date of hire. Amounts contributed in excess of the IRS statutory limits shall be placed in the current supplemental executive retirement plan.

8. RESTRICTED STOCK AWARD. The Executive shall receive 45,000 shares of restricted stock that will vest equally over three (3) years.

9. OPTION AWARD. As part of the 2001 long-term incentive program, the Executive shall receive an Option grant of 100,000 options. These grants shall be priced as of the Executive's date of hire and be issued using the Company's 2001 Option Agreement.

10. PERFORMANCE AWARD. As part of the Company 2001 long-term incentive program, the Executive shall also receive a Performance Share Award for the three-year period from 2001 - 2003. This Award shall be issued using the Company's 2001 Performance Share Award Agreement and shall provide a payout at target of 30,000 shares. The value of the award depends on the price of common stock at the time of the award and the ability to meet the performance factors set forth in the award. Should target be exceeded, the share amount shall increase, consistent with the terms of the Performance Share Award agreement.

11. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

12. VACATION. The Executive is entitled to at least four (4) weeks of vacation annually, which will be administered in accordance with the Company's vacation policy and prorated for the year 2001.

13. TERMINATION DUE TO DISABILITY OR DEATH. In the event the Executive's employment is terminated due to Executive's Disability or death, Executive, or Executive's estate or beneficiaries, as the case may be, shall be entitled to:

         (a) ANNUAL BONUS. Pro-rata portion of the Annual Bonus for the year in which the Executive's Disability or death occurs; and,

         (b) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company.

14. TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, the Executive shall be entitled to Base Salary through the date of the termination. Executive will not be entitled to receive a severance or any other benefits and all long-term incentive awards shall be forfeited. Nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment for Cause. If the Executive is terminated for Cause, only this section shall apply.

15. TERMINATION OR CONSTRUCTIVE TERMINATION BY THE COMPANY WITHOUT CAUSE. If prior to Change in Control, the Executive's employment is terminated by the Company without Cause or upon a Constructive Termination, upon the execution of a full and complete release, the Executive shall be entitled to:

         (a) SEVERANCE PAYMENT. Base Salary, at the annualized rate in effect on the date of termination of the Executive's employment, in a stream of payments in accordance with the Company's regular payroll schedule beginning on the regular payroll distribution date next succeeding Executive's Termination Date, for the Severance Period;

         (b) ANNUAL BONUS. Annual Bonus payments for the period from the beginning of the year in which the termination occurs through the end of the Severance Period based on the actual performance of the Company without regard to any other factors (such as personal performance factors) that could reduce the ultimate distribution; any such payment for a period of less than a full year shall be pro-rated by the number of days for which payment is made;

         (c) INSURANCE. Medical, dental and executive life insurance benefits (collectively "Insurance Benefits") at the same rate as to actively employed officers of the Company for a period equal to twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive such Insurance Benefits through another employer (this benefit shall run coterminous with COBRA rights), whichever occurs first;

         (d) DISABILITY COVERAGE. Short- and long-term disability coverage that is reasonably comparable to the coverage provided to the Executive on his Termination Date and which can be purchased on the open market shall be for a period equal to the lesser of twenty-four (24) months following the Executive's Termination Date or until the Executive is eligible to receive comparable benefits through another employer;

         (e) OPTIONS. For all options granted through Executive's Termination Date the Executive shall have an exercise period being the lesser of two (2) years from the Executive's Termination Date or the exercise period stated in the Executive's applicable Option or Supplemental Option Agreement and subject to all other terms of such agreements governing the Options;

         (f) PERFORMANCE AWARDS. A distribution of a pro-rata portion of Performance Awards (including but not limited to Performance Shares, PARS, and Restricted Stock) as earned through the Executive's Termination Date will be made when distributions from similar awards are made to active employees. The Performance Award distributions, as adjusted for the pro-rata period, shall be based on the Company's actual performance during the performance period for such award. Determination of award distributions shall be on the same basis as applied to senior officers employed by the Company at the time such awards are delivered. Notwithstanding the foregoing, no less than seventy-five percent (75%) of all Restricted Stock Awards granted on the effective date of this Agreement shall vest;

         (g) FINANCIAL PLANNING AND OUTPLACEMENT COUNSELING. Financial planning and outplacement services will be available to the Executive. For reimbursement of these expenses Executive will submit the necessary supporting documentation to Human Resources. Specifically, the Company agrees to reimburse the Executive up to a maximum of seventy five thousand dollars ($75,000) for expenses that are related to the Executive's financial planning and/or search for a new position, and/or for expenses related to the Executive's setting himself up to do independent consulting; including, but not limited to, outplacement services, membership in and travel to professional associations, home office equipment, supplies, and financial planning. Such reimbursement shall be made upon the submission by the Executive of periodic expense reports accompanied by receipts for expenditures. The Executive's entitlement to such outplacement services will end on the earlier of one (1) year from the Executive's Termination Date or the date the Company has reimbursed a total of seventy five thousand dollars ($75,000).

         (h) OTHER BENEFITS. Other benefits or entitlements in accordance with applicable plans and programs of the Company.

         (i) SURVIVOR BENEFITS. Should the Executive become eligible to receive payments and benefits under this section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the Executive's beneficiary(ies). Any residual family medical and dental benefits which the Executive was receiving on the Executive's date of death shall continue to the family members the Executive had covered in such medical and dental plans on such date.

         Modifications to this Section may be made by the Company or its successors; however, any modifications which decrease the benefits or restrict the eligibility conditions will not be made before June 2003 and thereafter require twelve (12) months prior written notice by the Company.

16. INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE. The Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director's and Officer's liability insurance on behalf of the Executive, at the better of the level in effect immediately prior to the Change in Control or the Executive's Termination Date, for the two (2) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

17. EFFECT ON EXISTING PLANS. All Change in Control provisions applicable to the Executive and contained in any plan, program, agreement or arrangement maintained as of the date this Agreement is signed (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change in Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects the Executive without the Executive's prior written approval. This means that all awards of options, performance shares or such other awards as may be granted shall upon Change in Control be fully vested consistent with these terms. Notwithstanding the foregoing, no benefits shall be paid to the Executive, however, under the Polaroid Extended Severance Plan or any other severance plan maintained generally for the employees of the Company if the Executive is eligible to receive severance benefits under this Agreement.

18. DISPUTES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association then in effect.

         Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

19. NON-COMPETITION. During employment or any Severance Period pursuant to the provisions of paragraph 15, or in no event for a period less than twelve (12) months following any other termination of employment, the Executive shall not engage in any activity directly or indirectly with Eastman Kodak Company or Fuji, whether as a principal, partner, executive, consultant, shareholder, director (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company) or otherwise.

20. CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement Executive executed when Executive was hired and further shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or information designated as confidential or proprietary that the Company may receive belonging to suppliers, customers or others who do business with any of its Subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company; is in the public domain (other than by reason of Executive's breach of this Agreement); or has been disclosed to the Executive prior to the date hereof from sources not breaching any agreement with the Company.

21. COMPANY PROPERTY. Promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company including but not limited to computer(s), identification badge, and business cards, credit cards, and all copies of Confidential Information in the Executive's possession or under Executive's control whether on paper or electronic storage media.

22. MISCELLANEOUS ADJUSTMENTS UPON TERMINATION. Upon termination of the Executive's employment, the Company shall have the right to deduct from any cash payment due to Executive, all amounts required by applicable law to be withheld and in addition, any amounts which Executive may owe to the Company as of the Executive's Termination Date, including but not limited to items such as company store, corporate credit card obligations and Company property issued to Executive and not otherwise accounted for or returned.

23. NON-SOLICITATION OF EMPLOYEES. During employment or any Severance Period pursuant to the provisions of paragraph 15, or in no event for a period less than twelve (12) months following any other termination of employment, the Executive shall not directly or indirectly induce any employee of the Company to terminate employment with the Company, and shall not directly or indirectly, either individually or as owner, agent, consultant, director, officer, shareholder or otherwise, employ or offer employment to any person who is employed by the Company.

24. NONDISPARAGEMENT. During the period in which the Executive is employed by the Company or any of its Subsidiaries, and for a period of two (2) years following the Executive's Termination Date, the Executive shall not commit any act, or in any way assist others to commit any action, intended to injure the Company, nor shall the Executive engage in any public criticism regarding his employment or the business affairs of the Company, nor to make any negative, detrimental, or derogatory comments concerning the Company or its directors, officers, or individuals known to the Executive to be employees, past and present; the Company and its officers and directors agree to make no criticism regarding the Executive or his employment with the Company.

25. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters, including his own skills, and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

26. PROVISIONS SURVIVING BEYOND TERMINATION DATE. The obligations of the Executive set forth above shall not extend beyond his Termination Date where such date follows a Change in Control.

27. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict the Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

28. ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and the

         Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.

29. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and each of the Parties represents and warrants that the performance of the obligations of such Party under this Agreement will not violate any agreement between that Party and any other person, firm or organization.

30. ENTIRE AGREEMENT. This Agreement, with the Change in Control Agreement, the Company offer letter and the plans and grant agreements referenced in such documents, contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

31. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

32. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

33. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

34. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Absent any written notice the beneficiary shall be the Executive's estate.

35. GOVERNING LAW. This Agreement shall be governed by, construed, and interpreted in accordance with the laws of Massachusetts without reference to principles of conflict of laws.

36. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

         If to the Company:
                  Polaroid Corporation
                  784 Memorial Drive
                  Cambridge, MA 02139
                  Attention: Vice President, Human Resources

         If to the Executive:
                  William L. Flaherty
                  11 Coburn Road
                  Weston, MA  02493

37. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

38. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts.

39. WITHHOLDING. The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                     POLAROID CORPORATION

                                     By:    /S/ GARY T. DICAMILLO
                                           -------------------------------------
                                     Name:  Gary T. DiCamillo
                                     Title: Chairman and Chief Executive Officer

Accepted and Agreed to:

By:      /S/ WILLIAM L. FLAHERTY
         -----------------------
         William L. Flaherty